Exhibit 4.5

                                                      Grant Date
                                                      ----------


Dept./Store
Employee Name
Employee Address
Employee Address


RE:  STOCK OPTION ACCEPTANCE



DEAR EMPLOYEE:

Pursuant to the terms and conditions of the CBRL GROUP, INCORPORATED'S ["PLAN NAME"] (the "Plan"), you have been granted a Non-Qualified Stock Option to purchase [number of] shares (the "Option") of common stock as outlined below.

     Granted To:              [Employee Name]       SSN:  [Employee SSN]

     Grant Date:              [Issue Date]

     Options Granted:         [Number of Shares]    Total Cost to Exercise
                                                    For [shares granted]
                                                    Shares: $______

     Option Price Per Share:  $ [Grant Price]

     Expiration Date:         [Grant Expiration Date]

Vesting does not begin, pursuant to the Plan, until ONE YEAR AFTER THE DATE OF THE GRANT.

Vesting Schedule:   3 year plan

Shares Vested                        Total Shares Vested at Date
One-third on 1 year from grant date One-third on 1 year from grant date One-third on 2 years from grant date Two-thirds on 2 years from grant date One-third on 3 years from grant date Three-thirds on 2 years from grant date


Subject to the terms and conditions of the Plan, this Option shall be exercisable as to vested shares, in whole or in part, beginning one year from the Grant Date, but not after the day which is 10 years after the Grant Date.

By my signature below, I acknowledge receipt of this Option Grant on the date shown above, subject to the terms and conditions of the Plan. I also acknowledge receipt of a copy of the Plan and agree to comply with all of the terms and conditions of the Option Grant and the Plan.

Signature:                                              Date:
          -------------------------------------              ----------------
          [EMPLOYEE NAME]   [Grant Code]

          Cracker Barrel Old Country Store

          Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.